As filed with the Securities and Exchange Commission on February 6, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

RED HAT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	06-1364380
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1801 Varsity Drive, Raleigh, North Carolina	27606
(Address of Principal Executive Offices)	(Zip Code)

Sistina Software, Inc. 1997 Omnibus Stock Plan

(Full Title of the Plan)

Mark H. Webbink

Senior Vice President, General Counsel and Secretary

Red Hat, Inc.

1801 Varsity Drive

Raleigh, North Carolina 27606

(Name and Address of Agent for Service)

(919) 754-3700

(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered[1,2]	Proposed Maximum Offering Price Per Share[3]	Proposed Maximum Aggregate Offering Price[4]	Amount of Registration Fee

Common Stock, $0.0001 par value, to be issued under the Sistina Software, Inc. 1997 Omnibus Stock Plan	687,533	$1.29	$886,917.57	$112.37

[1]	Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock which become issuable under the Sistina Software, Inc. 1997 Omnibus Stock Plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.
[2]	These shares of our common stock to be registered in this Registration Statement include (i) 259,939 shares currently subject to options granted under the Sistina Software, Inc. 1997 Omnibus Stock Plan and (ii) 427,594 shares which may be issued in connection with the exercise of those options if certain conditions set forth in the Agreement and Plan of Merger by and among the Registrant, Wild Acquisition Corp. and Sistina Software, Inc., dated December 17, 2003, are met.
[3]	Estimated solely for the purpose of calculating the registration fee, and based on the weighted average of the price at which the options may be exercised.
[4]	Estimated solely for the purpose of calculating the registration fee, and based on the weighted average of the price at which the options may be exercised, in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I is included in documents sent or given to participants in the Sistina Software, Inc. 1997 Omnibus Stock Plan, pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

(1) The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act, or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(2) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above.

(3) The description of the common stock of the Registrant, $0.0001 par value per share (the “Common Stock”), contained in a registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Hale and Dorr LLP has opined as to the legality of the securities being offered by this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

The Delaware General Corporation Law, the registrant’s charter and by-laws provide for indemnification of the registrant’s directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the registrant, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. The registrant currently has in place and maintains a directors’ and officers’ insurance policy.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.	Undertakings.

1. The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Raleigh, North Carolina on January 30, 2004.

RED HAT, INC.

By:	/s/ Mark H. Webbink

Mark H. Webbink
Senior President, General Counsel and Secretary

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Red Hat, Inc., hereby severally constitute and appoint Matthew J. Szulik and Mark H. Webbink and each of them singly, each with the power to appoint his substitute, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things on our behalf and in our names, in our capacities as officers and directors, to enable Red Hat, Inc. to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any one of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew J. Szulik Matthew J. Szulik	Chief Executive Officer, President and Chairman of the Board (principal executive officer)	January 27, 2004

/s/ Kevin B. Thompson Kevin B. Thompson	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	January 27, 2004

/s/ Robert F. Young Robert F. Young	Director	January 30, 2004

Signature	Title	Date

/s/ Eugene J. McDonald Eugene J. McDonald	Director	January 30, 2004

/s/ William S. Kaiser William S. Kaiser	Director	January 30, 2004

/s/ Marye Anne Fox, Ph.D. Marye Anne Fox, Ph.D.	Director	January 27, 2004

/s/ W. Steve Albrecht W. Steve Albrecht	Director	January 28, 2004

/s/ Henry Hugh Shelton Henry Hugh Shelton	Director	January 28, 2004

EXHIBIT INDEX

Exhibit Number	Description

4.1	Third Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 to the Registrant’s Amendment No. 1 to Form 10-Q, filed on October 16, 2001)

4.2	Amended and Restated By-Laws of the Registrant, as amended (Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, filed January 14, 2000 (File No. 333-94775))

5.1	Opinion of Hale and Dorr LLP

23.1	Consent of Hale and Dorr LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP, Raleigh, North Carolina

23.3	Consent of PricewaterhouseCoopers LLP, Minneapolis, Minnesota

24.1	Power of Attorney (included in the signature pages of this Registration Statement)